  DATED                                                                   2001
--------------------------------------------------------------------------------




        (1)                        MERANT PLC

                                       AND

                          MERANT INTERNATIONAL LIMITED

                                       TO

        (2)                   WB-HX (NEWBURY) NO.1 LTD

                                       AND

                            WB-HX (NEWBURY) NO.2 LTD

                                       AND

        (3)                  KNIGHTS VALLEY LIMITED




--------------------------------------------------------------------------------

                                    AGREEMENT

                          FOR THE SALE AND PURCHASE OF

             LAND AT THE LAWN 22-30 OLD BATH ROAD NEWBURY BERKSHIRE
--------------------------------------------------------------------------------







                                 MEMERY CRYSTAL
                               31 SOUTHAMPTON ROW
                                 LONDON WC1B 5HT
                               TEL: 020 7242 5905
                            REF: TJK/DLR/MAB/174191V1

THIS AGREEMENT is made the                       day of                     2001
BETWEEN:-

1. MERANT PLC (formerly Micro Focus Group Public Limited Company) whose registered office is at The Lawn 22/30 Old Bath Road Newbury Berkshire RG14 1QN (Company Registration Number 01709998) ("the First Seller") and MERANT INTERNATIONAL LIMITED (formerly Micro Focus Limited) whose registered office is at The Lawn 22/30 Old Bath Road aforesaid (Company Registration Number 01272886) ("the Second Seller") (jointly called "the Seller")

2. WB-HX (NEWBURY) NO.1 LTD whose registered office is at 22 Grenville Street St Helier Jersey JE4 8PX (Company Registration Number 80849) ("the First Buyer") and WB-HX (NEWBURY) NO.2 LTD whose registered office is at 22 Grenville Street St Helier Jersey JE4 8PX (Company Registration number 80848) ("the Second Buyer") (jointly called "the Buyer").

3. KNIGHTS VALLEY LIMITED whose registered office is at Toomers Wharf Canal Walk Newbury Berkshire RG14 1DY(Company Registration Number 01731913) ("the Surety").

1.      DEFINITIONS

In this Agreement unless the context otherwise indicates the following expressions shall have the following meanings:

"ACTUAL COMPLETION"             actual completion of the sale of the First
                                Property and the Second Property pursuant to this Agreement and Date of Actual Completion will be interpreted accordingly

"ARREARS"                       any rent service charge insurance premium or
                                other amounts which are due under the Leases but remain unpaid at Actual Completion

"BUYER'S SOLICITORS"            Shoosmiths of Lock House, Castle Meadow Road,
                                Nottingham NG2 1AG (Ref: DAM/MWK).

"COLLATERAL WARRANTIES"         means the warranties and other documents listed
                                in

                                Schedule 3 to this Agreement

"COMPLETION DATE"               12th October 2001

"COMPLETION MONEY"              the Purchase Price (or the amount of it which is
                                outstanding) adjusted by such sums (including any interest or other compensation payable by the First Buyer and/or the Second Buyer (as the case may be) under this Agreement) as may be due between the Seller and the Buyer at the time when this Agreement is completed

"DEPOSIT"                       Five Hundred and Forty Two Thousand Five Hundred
                                Pounds (Pound Sterling 542,500)

"FIRST INCUMBRANCES"            the covenants restrictions stipulations leases
                                rights and other matters (other than mortgages or financial charges) referred to in the entries in the Property Registers and Charges Registers of Title Numbers BK130768 BK307485 BK25069 and
                                BK100986 and the covenants on the part of the Landlord contained in the First Property Leases hereinafter appearing

"SECOND INCUMBRANCES"           the covenants restrictions stipulations leases
                                rights and other matters (other than mortgages or financial charges) referred to in the entries in the Property Register and Charges Register of Title Number BK339640 and the covenants on the part of the Landlord contained in the Second
                                Property Leases hereinafter appearing.

"ELECTION"                      means an election to waive the exemption to tax
                                pursuant to paragraph 2 of Schedule 10 of the Value Added Tax Act 1994 (as amended) or any order or subordinate legislation made thereunder

"FIRST PROPERTY  LEASES"        a Lease to be granted pursuant to clause 21.3
                                between MERANT PLC (1) MICRO FOCUS LIMITED (2)

                                MICRO FOCUS INTERNATIONAL HOLDINGS LIMITED (3) being a Lease of the New Section The Lawn 22-30 Old Bath Road Newbury Berkshire

"SECOND PROPERTY LEASES"        (1)     a Lease dated 14 October 1996 and made
                                        between Micro Focus Limited (1) and
                                        Vodafone Limited (2) being a lease of
                                        Speen Court Newbury

                                (2)     a reversionary lease dated 17 August
                                        2001 made between the Second Seller (1)
                                        and Vodafone Limited (2) being a lease
                                        of Speen Court Newbury

                                (3) a licence of part dated 1 July 1994 made between Micro Focus Limited (1) and Frederick George Cooke (2) and others
                                        (3) relating to land forming part of
                                        Speen Court used as a social club

"LEASES"                        means the First Property Leases and the Second
                                Property Leases

"FIRST PROPERTY"                the freehold property known as The Lawn Newbury
                                Berkshire as the same is registered at H.M. Land
                                Registry with Title Absolute under Title Numbers
                                BK130768 BK307485 BK25069 and BK100986 as the
                                same is shown edged red for identification purposes only on Plan 1

"PROPERTY"                      the First Property and the Second Property

"PLAN 1" means the plan annexed to this Agreement and labelled Plan 1

"PLAN 2" means the plan annexed to this Agreement and labelled Plan 2

"PURCHASE PRICE"                TEN MILLION EIGHT HUNDRED AND FIFTY THOUSAND
                                POUNDS (Pound Sterling 10.85m)

"SECOND PROPERTY"               the freehold property known as Speen Court
                                Newbury Berkshire as the same is registered at HM Land Registry with Title Absolute under title number BK339640 as the same is shown edged blue for identification purposes only on Plan 2

"SELLER'S SOLICITORS"           Memery Crystal of 31 Southampton Row London
                                WC1B 5HT (Ref. TJK)

"STANDARD CONDITIONS"           the Standard Commercial Property Conditions of
                                Sale (First Edition)

"VAT" Value Added Tax as referred to in the Value Added Tax Act 1994 (or any tax of a similar nature which may be substituted for or levied in addition to it)

"1994 ACT"                      The Law of Property (Miscellaneous Provisions)
                                Act 1994

2.      INTERPRETATION

2.1 In this Agreement unless inconsistent with the context words importing the singular include the plural and vice versa and words importing one gender include both other genders

2.2 Reference to clauses and Schedules are to clauses of and Schedules to this Agreement and clause and Schedule headings shall not affect the construction of this Agreement

2.3 Reference to a specific enactment includes every statutory modification consolidation and re-enactment and statutory extension for the time being in force

2.4 Where a party consists of more than one person covenants and obligations of that party will be deemed to be made jointly and severally

2.5 Any reference to a statute or section of a statute includes any statutory amendment modification or re-enactment of it for the time being in force and every instrument order notice direction regulation bye-law permission or condition being made or issued under it or deriving validity from it from time to time

2.6 If any provision in this Agreement is held to be illegal void invalid or unenforceable for any reason the legality validity and enforceability of the remainder of this Agreement will not be affected

2.7 Unless expressly stated to the contrary nothing in this Agreement confers on any one other than the parties to it any right pursuant to the Contracts (Rights of Third Parties) Act 1999

2.8     "transfer" includes assign or an assignment as the case may be

2.9 Reference to the "Buyer" means either the First Buyer and the Second Buyer or either of them as the context may require.

2.10 Reference to the "Seller" means either the First Seller and the Second Seller or either of them as the context may require.

2.11 Reference to the Property means either the First Property and the Second Property or either of them as the context may require

3.      STANDARD CONDITIONS OF SALE

        The Standard Conditions are incorporated in this Agreement insofar as they are not inconsistent with this Agreement and are amended as follows:-

3.1 In Standard Condition 1.1.1 "Contract Rate" means four per centum above the base rate of Barclays Bank PLC for the time being in force calculated on a daily basis

3.2     In Standard Condition 1.3.1 the following shall be added:

        "and must be served on the relevant party (or its solicitors) at the address given for that party or that party's solicitors in this Agreement and in the case of service on a party's solicitors quoting their reference specified in this Agreement"

3.3 In Standard Conditions 1.3.5 and 1.3.6 the references to 4 pm shall be deemed to be 5 pm

3.4     In Standard Condition 1.3.6 the following shall be added:

                (a) "by fax: on the day of transmission if sent before 5 pm or otherwise on the next working day

                (b)     by hand: on delivery"

3.5     Standard Conditions 5.1.4 and 5.2 shall not apply

3.6     In Standard Condition 3.1.2 the following shall be added:

        "if the title to the Property is registered overriding interests"

3.7 Standard Condition 6.3 shall not apply to uniform business rates council tax or water rates

3.8 In Standard Condition 7.1.1 the words "in the negotiations leading to it" shall be deleted and substituted by the words "a written reply from the Sellers Solicitors to a written enquiry by the Buyers Solicitors"

3.9     In Standard Condition 7.1.2 "or value" shall be deleted

3.10 In Standard Condition 7.6.2 the remedies are concurrent and not mutually exclusive

4.      PURCHASE PRICE

4.1 The First Seller shall sell and the First Buyer shall buy the First Property on the terms set out in this Agreement

4.2 The Second Seller shall sell and the Second Buyer shall buy the Second Property on the terms set out in this Agreement

4.3 In further consideration for the Purchase Price the Seller shall additionally transfer to the Second Buyer all right, title and interest of the Seller in the land coloured orange on the Plan 2

4.4     The Purchase Price shall be apportioned as follows:-

        First Property:         Pound Sterling 5,850,000 (five million eight
                                hundred and fifty thousand
                                pounds)

        Second Property:        Pound Sterling 5,000,000 (five million pounds)

5.      PAYMENT

5.1 The Deposit shall be paid on or before the signing of this Agreement to the Seller's Solicitors as stakeholders by a cheque drawn on a solicitor's client account or by a direct credit to a bank account nominated by the Seller's Solicitors and shall be held in an interest bearing account

5.2     The Deposit shall be allocated as follows:-

        First Property          Pound Sterling 292,500 (two hundred and ninety
                                two thousand five hundred pounds)

        Second Property         Pound Sterling 250,000 (two hundred and fifty
                                thousand pounds)

5.3 The Buyer shall pay the Completion Money by a direct credit to the Seller's Solicitors' client account or to such other English clearing bank account as they may reasonably direct

5.4 The Seller confirms that no Election has been made by the Seller in respect of any interest in the Property and further that no Election will be made between exchange of contracts and completion and further that accordingly no VAT will be charged on the Purchase Price.

6.      SELLER'S CAPACITY

6.1 The First Seller shall transfer the First Property with full title guarantee

6.2 The Second Seller shall transfer the Second Property with full title guarantee

7.      POSSESSION

7.1 The First Property is sold subject to and with the benefit of the First Property Leases but otherwise with vacant possession at completion

7.2 The Second Property is sold subject to and with the benefit of the Second Property Leases but otherwise with vacant possession at completion

8.      TITLE

8.1 Title shall be deduced in accordance with section 110 of the Land Registration Act 1925 (as amended)

8.2 The Property is sold and will be transferred subject to and where appropriate with the benefit of:

        8.2.1   the First Incumbrances in the case of the First Property only

        8.2.2   the Second Incumbrances in the case of the Second Property only

        8.2.3 all local land charges and other matters whensoever registered or registrable (whether registered or not) by any local or other authority

        8.2.4 every charge notice direction order restriction agreement resolution proposal condition and other matter of whatsoever nature affecting the Property which would reasonably be expected to be revealed by search a or enquiry of any local or other authority or statutory undertaker which a prudent purchaser ought to make and the Buyer shall be deemed to purchase with full knowledge thereof whether or not any search or enquiry has been made

        8.2.5 any liability with respect to the repair or maintenance of any road pavement path conducting media or party structure

        8.2.6 all rights of way or light and any other rights easements or quasi easements of whatever nature affecting the Property


9.      DISCLOSURE AND INSPECTION

9.1 The Buyer is deemed to have inspected the Property whether or not the Buyer has in fact done so and shall be taken to purchase with full knowledge of the matters subject to which the Property is sold and shall not make any requisition or claim in respect of any of them save in relation to matters arising after the date hereof or revealed by the Buyer's pre-completion searches.

9.2     The Buyer shall make no requisition or claim in respect of:-

        9.2.1 any matters contained or referred to in any document or extract from a document where a copy has been supplied to the Buyer's Solicitors prior to the date of this Agreement

        9.2.2   the state of repair or condition of any part of the Property

10.     COMPLETION ARRANGEMENTS

10.1 Completion shall take place before 3.00 pm on the Completion Date and for the purposes of calculating any interest due where completion takes place later than 3.00 pm on any day it shall be treated as having taken place on the next working day

10.2 Where any payment due on completion is made by a direct credit to a bank account nominated by the Seller's Solicitors the relevant Buyer's obligation to make that payment shall be discharged when it is received in the said account

11.     ASSURANCE FURTHER MATTERS AND LEASEBACK

11.1 The Seller shall not be required to transfer the Property or any part of it to any person other than the Buyer or any group company of the Buyer nor other than at the Purchase Price as apportioned pursuant to Clause 4.4.

11.2 The transfer of the relevant part of the Property to the relevant Buyer will contain the following covenants and declarations by the relevant Buyer in favour of the relevant Seller:

        (a) The Transferee for the purpose of affording to the Transferor a full and sufficient indemnity but not further or otherwise covenants with the Transferor that the Transferee and the persons deriving title under the Transferee will:

                (i) at all times from the date of this Transfer perform and observe the covenants restrictions stipulations conditions declarations exceptions reservations and other matters subject to which the relevant part of the Property is transferred to the extent that such matters relate to the relevant part of the Property

                (ii) unless lawfully released during the remainder of the term granted by the First Property Leases or the Second Property

                        Leases (as the case may be) to observe and perform the covenants in the First Property Leases or the Second Property Leases (as the case may be) to be performed and observed by the Landlord under them and will indemnify and keep indemnified the Transferor from and against all reasonable and properly incurred losses actions claims demands expenses proceedings and liability in any way relating to any failure to observe and perform such matters from the date of this Transfer

11.3 The transfer of each part of the First Property to the First Buyer will contain the following indemnities from the First Seller:

        "The Transferor hereby indemnifies the Transferee from and against all losses costs claims demands expenses and liabilities arising by virtue of the matters covenants and obligations within an agreement made between Micro Focus Group (1) Barclays Bank Plc (2) and the County Council of the Royal County of Berkshire (3) dated 14 October 1993 and an agreement made between Micro Focus Group plc (1) Barclays Bank plc
        (2) and Newbury District Council (3) (the "Second Agreement") insofar as such matters covenants and obligations remain to be performed or in respect of any past breach (except as regards the obligations to maintain landscaping at paragraph (ii) of the Third Schedule to the Second Agreement in respect of which this indemnity shall be limited to past breaches occurring prior to the date of this Transfer)"

11.4 The relevant Buyer shall execute the transfer in duplicate and deliver the duplicate of the transfer to the relevant Seller on completion and all other documents (if any) to be entered into between the relevant Seller and the relevant Buyer (with or without other parties) and in which the relevant Buyer is to enter into covenants or obligations with the relevant Seller shall be executed in duplicate and the duplicate delivered to the relevant Seller

11.5 If required by the relevant Seller the relevant Buyer shall procure that the duplicate transfer is denoted against the original and returned to the Seller's Solicitors

11.6 Immediately following Actual Completion the First Buyer shall grant to the First Seller a Lease of the Premises known as the Lawn, Old Section forming part of the First Property described herein such lease to be in the form annexed hereto at Annexure 1 PROVIDED THAT this obligation shall not arise until such time as a court order (in the form attached to this Agreement at Annexure 1) excluding the operation of s24-28 of the Landlord and Tenant Act 1954 has been obtained in relation to such lease and the First Buyer and the First Seller agree to use their respective reasonable endeavours to procure the grant of such an order

11.7 The Seller shall on or before Actual Completion procure the making of and hand over to the Second Buyer a statutory declaration by Yvonne Carpienter relating to the Seller's title to the land coloured orange on the Plan such statutory declaration to be in the form annexed hereto at
        Schedule 2.

11.8

        11.8.1 The Seller shall on the Completion Date procure the assignment to the First Buyer of all the beneficiary's interest in the Collateral Warranties such assignment in each case to be in a form to be approved by the First Buyer such approval not to be unreasonably withheld (provided that in any event the Seller shall indemnify the Buyer in such assignment documentation in relation to any outstanding obligations thereunder which remain to be performed by the Buyer as assignee) and furthermore the Seller shall procure where necessary the consent of any party required to such assignments

        11.8.2 Where any of the Collateral Warranties provide for the ability of the beneficiary under the relevant Collateral Warranties to require the party providing such warranty (the "Warrantor") to provide a further warranty to any party the Seller shall procure that such Warrantor provides such further warranty to the First Buyer as soon as reasonably practicable after the date of this Agreement

11.9 The Seller will forthwith procure at the Seller's cost the issue of new fire certificates in accordance with the requirements of the fire officer for the part of the Property known as The Lawn Old Bath Road shown edged red on the Plan 1 such fire certificates to be issued following completion of the works being carried out by the Seller to separate the part of the land known as the

        "Old Section" from that part of the land known as the "New Section" and to comprise two separate fire certificates relating to the Old Section and the New Section respectively

11.10 The Seller will indemnify and keep the Buyer indemnified against all costs claims expenses proceedings fines penalties damages losses and other liability howsoever arising in relation to any breach or delay in complying with the obligations of the Seller in clause 11.9 above or arising directly or indirectly from the carrying out of the separation works referred to in Clause 11.9

11.11 The First Buyer shall provide at the Seller's cost all reasonable assistance to the Seller to enable the Seller to comply with its obligations in Clause 11.9

11.12 As soon as reasonably practicable (and in any event within 5 working days) following the date of this Agreement the Seller shall serve a valid notice on the occupiers of the premises covered by the licence referred to at paragraph (3) of the definition of "Second Property Leases" terminating the licence in accordance with its terms 3 months after the service of such notice and the Seller shall provide the Buyer with a certified copy of such notice and confirmation of service within 5 working days thereafter.

12.     ARREARS

12.1 All sums due from any tenant under the Leases shall be apportioned on Actual Completion

12.2 If the relevant Buyer receives any Arrears after Actual Completion relating to the period prior to Actual Completion it will pay them to the relevant Seller as soon as reasonably practicable

12.3 If the relevant Seller receives any rent or other sum following Actual Completion from any tenant relating to the period from Actual Completion it will pay such sum to the relevant Buyer as soon as reasonably practicable

12.4 If Arrears are due under the terms of the Leases as at the Completion Date the relevant Seller will on Actual Completion at the request and cost of the relevant Buyer execute a Deed of Assignment of the right to sue for such Arrears in favour of the relevant Buyer such Deed of Assignment to be executed and released to the Buyer on or before Completion by the Seller in a form reasonably acceptable to the Buyer

13.     INSURANCE

13.1    The Seller shall insure the Property until Actual Completion

13.2 The Seller shall immediately after Actual Completion cancel the insurance cover relating to the Property and use its reasonable endeavours to obtain an appropriate refund of the premium paid to the insurers and in the event that such refund is received the Seller shall pay such monies to the Buyer

14.     PASSING OF RISK

        The Property shall from the date of this Agreement be at the risk of the relevant Buyer and save to the extent that the same is directly attributable to the Seller's wilful acts or omissions after the date of this Agreement no loss or damage occasioned to the Property nor any deterioration in the state of repair or condition of the Property shall be the responsibility of the Seller or annul the sale or give rise to any claim to compensation or damages or entitle the relevant Buyer to rescind

15.     ENTIRE AGREEMENT AND REPRESENTATIONS

        The Seller and the Buyer respectively acknowledge that this Agreement constitutes the entire agreement between the Seller and the Buyer to the exclusion of any antecedent statement or representation whether oral written or implied or whether contained in any advertisement particulars or other matters issued or in any correspondence entered into by the Seller or its servants or agents and the Buyer hereby acknowledges that it has not entered into this Agreement in reliance upon any such statement or representation other than those which have been given by the Seller's Solicitors in a written reply whether to an enquiry made by the Buyer's or to any enquiry made by any other party where the replies have been addressed to the Buyer or relied upon by the Buyer Solicitors prior to the date of this Agreement

16.     VALUE ADDED TAX

16.1 Subject to Clause 5.4 all payments made pursuant to this Agreement will (unless it is specifically provided otherwise) be exclusive of VAT and any

        VAT chargeable on such payments will be paid in addition to the payment in question

17.     CONFIDENTIALITY

        Prior to Actual Completion no party (including its agents employees or representatives) shall disclose or permit or suffer to be disclosed any of the contents or the existence of this Agreement without the prior written consent of the other (such consent not to be unreasonably withheld or delayed) except and to the extent that disclosure may be required to facilitate the performance by either party of its obligations under this Agreement by law or by the requirements of The International Stock Exchange of the United Kingdom and the Republic of Ireland or be made by the Buyer to Discovery Properties Limited or its agents employees or representatives

18.     JURISDICTION

        This Agreement shall be governed by and construed in accordance with the law of England and the Buyer submits to the exclusive jurisdiction of the English Courts in relation to any dispute arising under or connection with this Agreement and any notices or proceedings given or served in connection with this Agreement will be validly served on the Buyer if served at the registered office of the Surety

19.     NON MERGER

        The provisions of this Agreement shall remain in full force and effect notwithstanding completion so far as they remain to be observed and performed

20.     DISPUTES

20.1 If any dispute or difference shall arise between the parties hereto in relation to any provision requiring an issue to be resolved such dispute or difference may on the written notice given by either of them to the other (the "Determination Notice") be referred to and determined by an independent person (the "Independent Person") who shall have been qualified in respect of the general subject matter of the dispute or difference for not less than 10 years and who shall be a specialist in relation to such subject matter

20.2 The Independent Person shall be appointed by agreement between the parties or (if within 10 working days after service of the Determination Notice they have been unable to agree) on the application of either of them by one of the following persons as they shall agree to be appropriate having regard to the nature of the dispute or difference in question

        20.2.1 the President for the time being of the Royal Institution of Chartered Surveyors; or

        20.2.2  the President for the time being of the Law Society

20.3 If within 15 working days after service of the Determination Notice the parties have been unable to agree which of the persons referred to in clause 20.2 is appropriate to appoint the Independent Person then the Independent Person shall be appointed on the application of either of them by the President for the time being of the Law Society or his/her duly appointed deputy or any other person authorised by him/her to make appointments on his/her behalf

20.4 Except as mentioned in clause 20.5 any person appointed under this clause shall act as an arbitrator in accordance with the provisions of the Arbitration Act 1996.

20.5 Wherever the parties have agreed in writing prior to his/her appointment that the Independent Person to be appointed under this clause shall act as an expert or this Agreement expressly so provides then the following provisions shall have effect:-

        20.5.1 The Independent Person shall act as an expert and not as an arbitrator and his/her decision shall be final and binding upon the parties

        20.5.2 The Independent Person shall consider (inter alia) any written representations made on behalf of any party (if made reasonably promptly) but shall not be bound by them

        20.5.3 The parties hereto shall use all reasonable endeavours to procure that the Independent Person shall give his/her decision as speedily as possible

        20.5.4 The costs of appointing the Independent Person and his/her costs and disbursements in connection with duties under this Agreement shall be shared between the parties hereto in such proportions as the Independent Person shall determine or in the absence of such determination equally between them

        20.5.5 If the Independent Person shall be or become unable or unwilling to act then the procedure for the appointment of the expert may be repeated as often as is necessary until a decision is obtained

21.     CONDITIONS PRECEDENT

21.1 This Agreement is conditional upon the satisfaction by the Seller of the conditions set out in Clause 21.2 21.3 and 21.4 below.

21.2 Prior to the Completion Date the First Seller shall deliver to the Buyer's solicitors a duly executed lease from the First Buyer to the First Seller together with an issued Court Order (relating to the exclusion of this lease from the provisions of sections 24 - 28 of the Landlord and Tenant Act 1954) referred to at Clause 11.6 of this Agreement such lease and the Court Order to be in the form set out in Annexure 1 which document shall be released to the Buyer for completion in escrow subject only to the completion of the purchase of the Property by the Buyer

21.3 Prior to the Completion Date the Seller shall procure the grant of a lease to Micro Focus Limited (guaranteed by Micro Focus International Holdings Limited) in the form annexed at Annexure 2 and prior to the grant of this lease the Seller shall obtain a Court Order excluding this lease from the provisions of sections 24 - 28 of the Landlord and Tenant Act 1954 (this lease and the Court Order to be in the form annexed hereto at Annexure 2).

21.4

        21.4.1 On or before the Completion Date the Seller will procure the provision of a letter of credit from Bank of America and addressed to the First Buyer such letter to be in the form annexed at Annexure 3 ("the Letter of Credit")

        21.4.2 Prior to the Completion Date the First Seller will execute a deed

                (the "Supplemental Deed") in the form annexed at Annexure 4 and shall deliver such Supplemental Deed to the First Buyer on the Completion Date


21.5 If the conditions referred to above have not been satisfied by the Completion Date the Buyer may at any time thereafter do any or all of the following:-

        21.5.1 Postpone the Completion Date until such time as the condition has been satisfied; and/or

        21.5.2 Specify a new Completion Date which shall become the Completion Date for the purposes of the Agreement; and/or

        21.5.3 Terminate this Agreement at any time notwithstanding the fact that the Buyer may already have exercised any of its rights in Clauses 21.5.1 or 21.5.2 above whereupon the Deposit shall be returned immediately to the Buyer together with accrued interest and this Agreement shall terminate but without prejudice to any antecedent breach by either party

22.     SURETY

        In consideration of this Agreement having been entered into by the Seller with the Buyer at the request of the Surety (as the Surety hereby acknowledges) the Surety hereby agrees with the Seller as set out in
        Schedule 1

23.     REGISTRATION OF AGREEMENT

23.1 The First Seller and the First Buyer jointly apply to the Chief Land Registrar (and if necessary to effect such registration will do so in Form 75) for the registration of a restriction in the Proprietorship Register of each title of the First Property in the following terms:

                "Except under an order of the Registrar no transfer agreement to transfer lease agreement to lease charge mortgage easement or other dealing with or disposition of the land is to be registered without the consent in writing of WB-HX (Newbury) No.1 Limited"

23.2 The First Seller undertakes to deposit and retain the First Seller's Land/Charge Certificates in respect of the First Property at H M Land Registry and do all things necessary to enable a notice under Land Registration Act 1925 Section 49(1) to be registered

23.3 The Second Seller and the Second Buyer jointly apply to the Chief Land Registrar (and if necessary to effect such registration will do so in Form 75) for the registration of a restriction in the Proprietorship Register of the title of the Second Property in the following terms:

                "Except under an order of the Registrar no transfer agreement to transfer lease agreement to lease charge mortgage easement or other dealing with or disposition of the land is to be registered without the consent in writing of WB-HX (Newbury) No.2 Limited"

23.4 The Second Seller undertakes to deposit and retain the Second Seller's Land/Charge Certificate in respect of the Second Property at H M Land Registry and do all things necessary to enable a notice under Land Registration Act 1925 Section 49(1) to be registered

24.     CAPITAL ALLOWANCES

24.1 The Seller and the Buyer agree that the Seller shall be entitled to claim capital allowances for any period up to the date of Actual Completion. The Seller and the Buyer agree that at the Date of Actual Completion they shall jointly make an election pursuant to Section 198 Capital Allowances Act 2001 ("CAA") that the proportion of the Purchase Price which shall be treated as expenditure incurred by the Buyer on the provision of any qualifying fixtures and fittings (for the purposes of CAA) shall be fixed in an amount of Pound Sterling500,000 (five hundred thousand pounds) ("the Amount") and that they shall give notice of such election in the form or substantially in the form set out as annexed hereto at the Sixth Schedule to this Agreement and thereupon the Seller shall (with the authority of the Buyer which is hereby given by the Buyer) submit such notice to the Seller's Inspector of Taxes.

24.2 The parties agree that in making the election referred to in the provisions noted above they shall comply with all the requirements of
        Section 201 CAA and other requirements of legislation and Inland Revenue practice from time to time in force and shall comply with all relevant time limits. In particular without prejudice to the generality of the foregoing the Seller and the Buyer should each provide a notice of election to the Inland Revenue as in the form required by Sections 198 and 201 CAA in the agreed form and shall ensure that a copy of the notice shall accompany its return for its "relevant period" for the purposes of
        Section 201(4) CAA.

24.3 The Buyer agrees that it shall not under any circumstances claim capital allowances in respect of expenditure incurred by it on any fixtures and fittings (which are qualifying fixtures and fittings for the purposes of the CAA) which are comprised in the Property except in respect of an amount which does not exceed the Amount (as defined above).

                                   SCHEDULE 1

                    (COVENANTS AND AGREEMENTS BY THE SURETY)

1.      The Surety hereby agrees with the Seller that:-

1.1 The Buyer or such group company (as referred to in Clause 11.1) or the Surety shall duly perform and observe all of the terms of this Agreement

1.2 The Surety is jointly and severally liable with the Buyer for the fulfilment of all the obligations of the Buyer under the terms of this Agreement and agrees that the Seller in enforcement of its rights under this Agreement may proceed against the Surety as if the Surety was named as the Buyer and the Buyer had validly signed and entered into this Agreement.

                                   SCHEDULE 2

                        Agreed Form Statutory Declaration

                                   SCHEDULE 3

                              COLLATERAL WARRANTIES

The Following documents:

1. Letter of Appointment dated 24th June 1996 and made between the Second Seller (then known as Micro Focus Limited) (1) and Architectural Partnership Plc (2)

2. Letter of Appointment dated 26th March 1996 and made between the Second Seller (then known as Micro Focus Limited (1) and St Quintin (2)

3. Letter of Appointment dated 26th July 1995 and made between the Second Seller (then known as Micro Focus Limited) (1) and Price and Meyers (2)

4. Letter of Appointment dated 11th July 1995 and made between the Second Seller (then known as Micro Focus Limited) (1) and Architectural Partnerships Plc (2)

                                   SCHEDULE 4

                              (NOTICE OF ELECTION)

(Form of Joint Election)

To

HM Inspector of Taxes

[

                        ]

Dear Sirs

SELLER: [                       ] of [                       ]

[TAX REFERENCE] AND

BUYER:  [                       ] of [                       ]

[TAX REFERENCE]


We hereby give notice to the board of our joint election pursuant to Section 198 of the Capital Allowances Act 2001 for the portion of the Sale Price to be brought into account for the purposes of Section 1982) of the Capital Allowances Act 2001 as expenditure incurred by the Purchaser on the provision of the Fixtures to be fixed at Pound Sterling 500,000 in relation to the Sale of the Property (the expressions "SALE PRICE", "FIXTURES", "SALE" and "PROPERTY" all being defined below).

For the purposes of this notice:

1. "FIXTURES" means all items of machinery and plant, expenditure in respect of which qualifies or has qualified for capital allowances and which are comprised in the Property which is the subject of the Sale (as defined below) and details of which are as follows: [TO BE COMPLETED PRIOR TO COMPLETION DATE].

2.      The "PROPERTY" means [          ].

3.      The "SALE" means the sale of the Property by the Seller to the Buyer
        pursuant to an Agreement dated [          ] 200[     ] and the sale is
        the disposal in respect of which this election applies.

4.      The "SALE PRICE" means Pound Sterling [           ]. The tax district
        address and references of each of the Seller and the Buyer is as follows:

[Seller] of [                           ] [TAX REFERENCE]

and

[Buyer] of [                            ] [TAX REFERENCE]

and

SIGNED by                                       )
for and on behalf of the First Seller           )


SIGNED by                                       )
for and on behalf of the Second Seller          )



SIGNED by                                       )
for and on behalf of the First Buyer            )


SIGNED by                                       )
for and on behalf of the Second Buyer           )


SIGNED by                                       )
for and on behalf of the Surety                 )